Item 30. Exhibit (h) i. c. 1. iv.

AMENDMENT NO. 4 TO FUND PARTICIPATION AGREEMENT

This Amendment, dated as of September 15 , 2021, amends the Fund Participation Agreement (“Agreement”), dated the 7th day of March, 2003, as amended, by and among C.M. Life Insurance Company (on behalf of itself and certain of its separate accounts, hereinafter referred to as “C.M. Life”); American Funds Insurance Series (“Series”); American Funds Service Company (“Transfer Agent”); American Funds Distributors, Inc. (“AFD”); and Capital Research and Management Company (“CRMC”).

WHEREAS, C.M. Life, Series, Transfer Agent, AFD and CRMC desire to amend the Agreement in certain respects;

NOW, THEREFORE, the parties to the Agreement hereby agree as follows:

1.	The first sentence of Section 4 is deleted in its entirety and is replaced with the following sentences:

The Series agrees to make Class 1, Class 1A, and Class 2 shares of the Funds listed on Schedule B hereto available to the Contracts. C.M. Life agrees to give the Series and CRMC at least 30 days’ notice prior to adding additional Funds as underlying investment options to the Contracts. Schedule B may be updated by any written communication (including email) from C.M. Life to the Series upon written acknowledgment and acceptance (including email) by the Series. CRMC reserves the right to approve any proposed addition by C.M. Life.

2.	The following paragraphs are added to Section 4:

During the term of this Agreement, C.M. Life shall perform the administrative services (“Services”) set forth on Schedule D attached hereto, as such schedule may be amended from time to time by mutual consent of the parties, in respect of Separate Accounts holding Class 1A shares of each Fund. In consideration of C.M. Life performing the Services, the Series agrees to pay C.M. Life an administrative services fee of [_____]% of the average daily net asset value of all Class 1A shares of the Funds held by each Separate Account, payable quarterly, in arrears pursuant to an Insurance Administrative Services Plan adopted by the Series. The Series shall pay all fees within forty-five (45) days following the end of each calendar quarter for fees accrued during that quarter. The fee will be calculated as the product of (a) the average daily net asset value of all Class 1A shares, as applicable, of the Funds held by each Separate Account during the quarter; (b) the number of days in the quarter; and (c) the quotient of [_____] divided by 365. The Series shall not be responsible for payment of fees for Services more than six (6) months in arrears in respect of accounts that were not timely identified by C.M. Life as eligible for compensation pursuant to this Agreement. CRMC will evaluate periodically C.M. Life’s service levels, including compliance with established NSCC guidelines, transaction errors, compliance with the Prospectus and complaints from Contract owner, in determining whether to continue making payments under the Insurance Administrative Services Plan. C.M. Life represents to the Series and CRMC that it will not receive compensation for the Services from contract owner fees or any other source.

C.M. Life, directly or through subcontractors (including a designated affiliate), shall provide the certain services described in this Agreement in respect of Accounts holding Class 1, Class 1A, and/or Class 2 shares on behalf of AFD, Transfer Agent and the Funds in connection with the sale and servicing of the Contracts. The services to be provided by C.M. Life to its Accounts include (i) mailing and otherwise making available to Contract owner, shareholder communications including, without limitation, Prospectuses, proxy materials, shareholder reports, unaudited semi-annual and audited annual financial statements, and other notices; (ii) handling general questions regarding the Funds from Contract owner including, without limitation, advising as to performance, yield being earned, dividends declared, and providing assistance with other questions concerning the Funds; (iii) preparing and mailing periodic account statements showing the total number of Contract units owned by the Contract owner in that account, the value of such units, and purchases, redemptions, dividends, and distributions in the account during the period covered by the statement; and (iv) preparing and mailing IRS Form 1099-R, IRS Form W-2 and/or other IRS forms as required by applicable Internal Revenue Service rules and regulations. Administrative services to Contract owner shall be the responsibility of C.M. Life and shall not be the responsibility of AFD, CRMC, Transfer Agent or any of their affiliates.

3.	Schedule A of the Agreement is replaced in its entirety with the revised Schedule A attached hereto.

4.	Schedule B of the Agreement is replaced in its entirety with the revised Schedule B attached hereto.

5.	Schedule D attached hereto is added to the Agreement as Schedule D attached thereto.

Except as expressly set forth above, all other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

C.M. Life Insurance Company for itself and on behalf of the Separate Accounts

By:	/s/ Michael S. Dunn
Printed Name:	Michael S. Dunn
Title:	Vice President

AMERICAN FUNDS DISTRIBUTORS, INC.

By:	/s/ Timothy W. McHale
Printed Name:	Timothy W. McHale
Title:	Secretary

2

AMERICAN FUNDS INSURANCE SERIES

By:	/s/ Maria Manotok
Printed Name:	Maria Manotok
Title:	Principal Executive Officer

AMERICAN FUNDS SERVICE COMPANY

By:	/s/ Kenneth R. Gorvetzian
Printed Name:	Kenneth R. Gorvetzian
Title:	Authorized Signatory

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ Maria Manotok
Printed Name:	Maria Manotok
Title:	Senior Vice President & Senior Counsel

SCHEDULE A

Survivorship Variable Universal Life

Survivorship Variable Universal Life II

Variable Universal Life

C.M. Life Electrum Select

SCHEDULE B

Class 1/1A Shares:

Asset Allocation Fund

Washington Mutual Investors Fund

The Bond Fund of America

Capital World Bond Fund

Capital World Growth and Income Fund

Global Growth Fund

Global Small Capitalization Fund Growth Fund

Growth-Income Fund

American High-Income Trust

International Growth and Income Fund

New World Fund

U.S. Government Securities Fund

Class 2 Shares:

Growth-Income Fund

Asset Allocation Fund

SCHEDULE D

Administrative Services

1.         Periodic Reconciliation. C.M. Life shall provide the Funds with sufficient information to allow for the periodic reconciliation of outstanding units of the C.M. Life separate accounts and shares of the Funds.

2.         Record Maintenance. To facilitate the reconciliation activities described in paragraph 1, C.M. Life shall maintain with respect to each Separate Account holding the Funds’ Class 1A shares and each Contract owner for whom such shares are beneficially owned the following records:

a.	Number of shares;
b.	Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current yearto date;

c.   Name and address and taxpayer identification numbers;

d.   Records of distributions and dividend payments; and

e.   Any transfers of shares.

3.          Fund Information. C.M. Life shall respond to inquiries from Contract owner regarding the Funds, including questions about the Funds’ objectives and investment strategies.

4.          Shareholder Communications. C.M. Life shall provide for the delivery of certain Fund-related materials as required by applicable law or as requested by Contract owner. The Fund-related materials shall consist of updated prospectuses, summary prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. C.M. Life shall respond to inquiries from Contract owner relating to the services provided by it and inquiries relating to the Funds.

5.          Transactional Services. C.M. Life shall (a) communicate to the Funds’ transfer agent, purchase, redemption and exchange orders; and (b) communicate to the Separate Accounts and Contract owner, mergers, splits and other reorganization activities of the Funds.

6.          Other Information. C.M. Life shall provide to the Separate Accounts and Contract owner such other information as shall be required under applicable law and regulations.